Exhibit 4.213

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

OF

MERRILL LYNCH PREFERRED FUNDING III, L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of Merrill Lynch Preferred Funding III, L.P. (the “Partnership”), as filed with the Secretary of State of the State of Delaware on December 19, 1997 (the “Certificate of Limited Partnership”), pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

FIRST: The name of the limited partnership is:

Merrill Lynch Preferred Funding III, L.P.

SECOND: Article (d) of the Certificate of Limited Partnership is hereby amended to read in its entirety as follows:

“(d) General Partner. The name and the business mailing address of the sole general partner of the Partnership is:

Bank of America Corporation, a Delaware corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255-0001”

THIRD: This Amendment to the Certificate of Limited Partnership shall be effective at 9:30 a.m. Eastern Time on October 1, 2013.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Limited Partnership on this 30th day of September, 2013.

MERRILL LYNCH & CO., INC.,
as the withdrawing general partner

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

BANK OF AMERICA CORPORATION, as the designated new general partner

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President